FOR IMMEDIATE RELEASE                                                                                                                               FOR MORE INFORMATION
May 1, 2009                                                                                                                                              Contact:  Kary Brunner, re: N-1013
                                                     630 388-2529
                                   Media Contact:  Richard Caragol
                                                                                                             630 388-2686

NICOR ANNOUNCES 2009 PRELIMINARY FIRST QUARTER EARNINGS AND UPDATES 2009 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported first quarter 2009 preliminary net income, operating income and diluted earnings per common share were $43.8 million, $59.9 million and $.96, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2008 of $41.4 million, $63.2 million and $.91, respectively.

Earnings for the three months ended March 31, 2009, compared to the same period in 2008, reflect lower operating income in the company’s gas distribution business, partially offset by higher operating income in the company’s shipping and other energy-related businesses, as well as higher corporate operating results.  The three-months-ended comparisons also reflect higher pretax equity investment income, partially offset by a higher effective income tax rate.

“Overall, our consolidated first quarter financial results were in line with our previous expectations,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer. “Our gas distribution business was, as anticipated, negatively impacted by increases in operating costs.  But as the benefits from rate relief are realized, we expect to mitigate these gas distribution cost pressures.  Our shipping business delivered acceptable results, especially after consideration of the impacts the economic slowdown had on volumes shipped.  Our other energy-related ventures produced results that were near our expectations.  Meeting our full-year projections depends on continuing to successfully manage costs in all of our businesses, and managing margins in the face of less than expected volumes in our shipping business.”

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Details regarding the first quarter 2009 preliminary financial results compared to 2008 follow:

•	Gas distribution operating income decreased $8.5 million for the three months ended March 31, 2009 compared to the prior-year period. The three-month results reflected:
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Lower demand unrelated to weather (approximately $4 million) and lower natural gas deliveries due to warmer weather in 2009 (approximately $2 million); partially offset by the impact of customer interest (approximately $3 million).

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Higher operating and maintenance costs ($2.0 million) due in large part to higher payroll and benefit-related costs (primarily attributable to increased pension expense), partially offset by lower bad debt expense due to lower revenues attributable principally to lower natural gas prices.

-	Higher depreciation expense ($1.6 million).

•
Shipping operating income increased $2.7 million for the three months ended March 31, 2009 compared to the prior-year period due to lower operating costs partially offset by lower operating revenues.  Decreased operating costs were primarily attributable to lower transportation-related costs, due in large part to lower fuel prices and lower volumes shipped.  Decreased operating revenues were attributable to lower volumes shipped partially offset by higher average rates.

•
Other energy ventures operating income increased $1.6 million for the three months ended March 31, 2009 compared to the prior-year period due to higher operating income in the company’s wholesale natural gas marketing business; partially offset by lower operating results in the company’s retail energy-related products and services businesses.

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Higher operating income for the first quarter of 2009, compared to 2008, in the company’s wholesale natural gas marketing business was due primarily to favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory and favorable costing of physical sales activity; partially offset by lower results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided. However, the underlying derivatives used to hedge the price exposure are carried at fair value. For those derivatives that don’t meet the requirements for hedge accounting, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Lower operating results for the three months ended March 31, 2009, as compared to 2008, in the company’s retail energy-related products and services businesses were due to higher operating expenses, partially offset by higher operating revenues.  Increased operating expenses were due primarily to higher average contract volumes and higher average cost per utility-bill management contract.  Increased operating revenues were due to higher average contract volumes and higher average revenue per utility-bill management contract.

•
Corporate operating results increased $0.9 million for the three months ended March 31, 2009 compared to the prior year period due primarily to a $2.6 million pretax negative weather-related impact in the first quarter of 2009, compared to a $3.8 million pretax negative weather-related impact recorded last year associated with certain of the company’s retail utility-bill management products.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

•
The three months ended March 31, 2009 financial results compared to the same period in 2008 were favorably impacted by higher pretax equity investment income, partially offset by a higher effective income tax rate.  Higher pretax equity investment income in the first quarter of 2009, compared to 2008, was due primarily to a gain in 2009 of $10.1 million pretax related to the previously announced sale of the equity investment interest in EN Engineering.

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Rate Case Results
On March 25th, 2009, the company announced that its gas distribution business, Nicor Gas, received approval from the Illinois Commerce Commission (ICC) for a $69 million increase in base revenues.  New rates became effective on April 3rd, 2009.  On April 24th, 2009, the company filed a request for rehearing with the ICC to appeal the capital structure and return on equity contained in the ICC’s rate order contending the company’s return on rate base should be higher.  The Attorney General’s office, Citizen’s Utility Board and the Environmental Law and Policy Center also filed requests for rehearing on items including the management structure of the Energy Efficiency Plan and the rate design for residential customers.  These other parties do not raise issues about the amount of the rate increase granted to Nicor Gas.  The ICC has until May 14th, 2009 to either grant or deny the requests for rehearing.  Any further changes in rates as a result of rehearing would be effective prospectively.

2009 Earnings Outlook
The company also announced that its estimate for 2009 diluted earnings per common share is in the range of $2.54 to $2.74.  This estimate, compared to previous guidance, reflects an upward adjustment of $.09 per share for the impact of the recent sale of the company’s equity interest in EN Engineering; but otherwise remains unchanged from earlier guidance of $2.45 to $2.65 per common share provided in the company’s earnings release on February 25th, 2009.

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Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2009 earnings, they are not currently estimable. The company's 2009 estimate assumes normal weather for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its first quarter 2009 financial results, and 2009 outlook.  The conference call will be this morning, Friday, May 1, 2009 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Friday, May 15, 2009.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 12811969.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

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Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended
	March 31
	2009	2008
Operating revenues
Gas distribution	$984.0	$1,464.2
Shipping	89.4	97.7
Other energy ventures	77.1	70.2
Corporate and eliminations	(39.7)	(36.4)
Total operating revenues	1,110.8	1,595.7

Operating expenses
Gas distribution
Cost of gas	716.4	1,186.7
Operating and maintenance	90.6	88.6
Depreciation	44.4	42.8
Taxes, other than income taxes	78.8	83.8
Shipping	82.8	93.8
Other energy ventures	74.5	69.2
Other corporate expenses and eliminations	(36.6)	(32.4)
Total operating expenses	1,050.9	1,532.5

Operating income (1)	59.9	63.2
Interest expense, net of amounts capitalized	9.3	10.6
Equity investment income, net	11.7	1.5
Interest income	.6	1.3
Other income, net	.2	-

Income before income taxes	63.1	55.4
Income tax expense, net of benefits	19.3	14.0

Net income	$43.8	$41.4

Average shares of common stock outstanding
Basic	45.4	45.3
Diluted	45.4	45.3

Earnings per average share of common stock
Basic	$.97	$.92
Diluted	.96	.91

(1) Operating income (loss) by business segment
Gas distribution	$53.8	$62.3
Shipping	6.6	3.9
Other energy ventures	2.6	1.0
Corporate and eliminations	(3.1)	(4.0)
	$59.9	$63.2

Nicor Inc.
Gas Distribution Statistics

	Three months ended
	March 31
	2009	2008
Operating revenues (millions)
Sales
Residential	$648.1	$1,013.2
Commercial	170.0	249.7
Industrial	19.4	31.0
	837.5	1,293.9
Transportation
Residential	14.3	13.2
Commercial	25.1	31.2
Industrial	10.3	11.8
Other	3.7	17.2
	53.4	73.4
Other revenues
Revenue taxes	74.7	80.3
Environmental cost recovery	5.7	5.0
Chicago Hub	2.0	3.4
Other	10.7	8.2
	93.1	96.9
	$984.0	$1,464.2
Deliveries (Bcf)
Sales
Residential	96.4	104.2
Commercial	25.0	25.8
Industrial	2.9	3.3
	124.3	133.3
Transportation
Residential	12.2	11.7
Commercial	38.4	40.5
Industrial	30.4	32.3
	81.0	84.5
	205.3	217.8
Customers at end of period (thousands)
Sales
Residential	1,769	1,789
Commercial	132	130
Industrial	8	8
	1,909	1,927
Transportation
Residential	219	197
Commercial	52	53
Industrial	5	6
	276	256
	2,185	2,183

Other statistics
Degree days	3,185	3,272
Colder than normal (1)	10%	9%
Average gas cost per Mcf sold	$5.64	$8.86

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days per year for 2009 and 5,830 degree days per year for 2008.

Nicor Inc.
Shipping Statistics

	Three months ended
	March 31
	2009	2008

Twenty-foot equivalent units (TEUs) shipped (thousands)	42.6	48.0

Revenue per TEU	$2,100	$2,037

At end of period

Ports served	25	26

Vessels operated	16	18